Exhibit (d)(6)

LaunchEquity Partners, LLC
4230 N. Oakland Avenue #317
Shorewood, WI 53211-2042

April 18, 2013

MakeMusic, Inc.
7615 Golden Triangle Drive, Suite M
Eden Prairie, Minnesota 55344
Telephone: (952) 937-9611
Fax: (952) 906-3617
Attention: Karen VanDerBosch
Attention: Robert Morrison

Reference is made to the AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2013 (the “Merger Agreement”), by and among LAUNCHEQUITY ACQUISITION PARTNERS, LLC DESIGNATED SERIES EDUCATION PARTNERS, a designated series of a Delaware series limited liability company (“Parent”), LEAP ACQUISITION CORPORATION, a Minnesota corporation and a wholly-owned subsidiary of Parent (“Purchaser”), LAUNCHEQUITY PARTNERS, LLC, the direct or indirect sponsor entity of Parent and Purchaser (“Parent Sponsor”), and MAKEMUSIC, INC., a Minnesota corporation (the “Company”) (collectively, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement.

Pursuant to the Merger Agreement, the Offer is currently scheduled to expire at midnight, New York City time, on the Initial Expiration Date of April 18, 2013. The Parties hereby agree that Purchaser shall promptly extend the Tender Offer such that the Expiration Date of the Tender Offer shall be midnight, New York City time, on April 30, 2013. Notwithstanding the foregoing, the Parties’ mutual decision to extend the Tender Offer as described in the preceding sentence shall not limit any rights or obligations of Purchaser under Section 1.1(e) of the Merger Agreement to further extend the Offer. The Parties may subsequently extend the Expiration Date of the Offer in accordance with the terms of the Merger Agreement.

This letter agreement, the Merger Agreement (including the documents or instruments referred to therein, including any exhibits attached thereto and the Disclosure Schedules referred to therein, which exhibits and Disclosure Schedules are incorporated therein by reference), together, embody the entire agreement and understanding among the Parties and supersede any prior understandings, agreements, letters of intent, or representations by or among such Parties, written or oral, that may have related to such subject matters. Except as specifically modified hereby, the Merger Agreement shall remain in full force and effect. The terms and provisions of Article X of the Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this letter agreement.

[Remainder of Page Intentionally Left Blank]

Very truly yours, PURCHASER:

LEAP Acquisition Corporation

By:	/s/ Andrew C. Stephens
Name: Andrew C. Stephens
Title: Chief Executive Officer

PARENT:

LaunchEquity Acquisition Partners, LLC Designated Series Education Partners

By:	LaunchEquity Partners, LLC Title: Manager

By:	/s/ Andrew C. Stephens
Name: Andrew C. Stephens
Title: Managing Member

PARENT SPONSOR:

LaunchEquity Partners, LLC

By:	/s/ Andrew C. Stephens
Name: Andrew C. Stephens
Title: Managing Member

COMPANY:

MakeMusic, Inc.

By:	/s/ Karen L. VanDerBosch
Name:	Karen L. VanDerBosch
Title:	Chief Operating Officer and Chief Financial Officer

cc:	Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Steven Wolosky

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
Attention: David Grorud

Signature Page to Letter Agreement (TO Extension)